Exhibit (h)(39)

SCHEDULE A

Amended as of December 1, 2018 to add expense limits for Artisan International Small Cap Fund

		Expense Limits by Share Class(a)
Fund Name	Continues Through	Investor	Advisor	Institutional
Artisan Developing World Fund	January 31, 2019	1.50%	1.40%	1.40%
Artisan Emerging Markets Fund	January 31, 2020	1.35%	N/A	1.20%
Artisan Global Discovery Fund	January 31, 2020	1.50%	N/A	1.50%
Artisan Global Equity Fund	January 31, 2019	1.50%	N/A	1.50%
Artisan Global Opportunities Fund	January 31, 2019	None	1.10%	None
Artisan Global Value Fund	January 31, 2019	None	1.20%	None
Artisan High Income Fund	January 31, 2019	1.25%	1.25%	1.25%
Artisan International Fund	January 31, 2019	None	1.07%	None
Artisan International Small Cap Fund	January 31, 2020	1.50%	1.40%	1.35%
Artisan International Value Fund	January 31, 2019	None	1.06%	None
Artisan Mid Cap Fund	January 31, 2019	None	1.10%	None
Artisan Mid Cap Value Fund	January 31, 2019	None	1.09%	None
Artisan Small Cap Fund	January 31, 2019	None	1.15%	None
Artisan Thematic Fund	January 31, 2020	1.50%	1.40%	1.40%
Artisan Value Fund	January 31, 2020	None	0.88%	None

(a) “None” indicates that a Fund does not have an expense limitation in place for a given share class. “N/A” indicates that a Fund does not have a particular share class.

IN WITNESS WHEREOF, ARTISAN PARTNERS FUNDS, INC. and ARTISAN PARTNERS LIMITED PARTNERSHIP have each caused this Schedule A to be signed on its behalf by its duly authorized representative, all as of the day and year first written above.

Artisan Partners Funds, Inc.

By:	/s/ Sarah A. Johnson

Artisan Partners Limited Partnership

By:	/s/ Sarah A. Johnson

[Schedule A to Amended & Restated Expense Limitation Agreement]